August 1, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (864) 442-1641

Ms. Jennifer M. Champagne
Chief Financial Officer
Cornerstone Bancorp
1670 East Main Street
Easley, SC   29640

Re:	Cornerstone Bancorp
	Form 10-KSB filed March 24, 2005
	Form 10-QSB filed May 12, 2005
	File No. 333-79543

Dear Ms. Champagne:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



	                        					John P. Nolan
								Accounting Branch Chief

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Ms. Jennifer M. Champagne
Cornerstone Bancorp
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